Exhibit 23.1

Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts and Independent Accountants” in the Registration Statement (Form S-4) and related Prospectus of Amazon.com, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated January 29, 2009, with respect to the consolidated financial statements and schedule of Amazon.com, Inc. and the effectiveness of internal control over financial reporting of Amazon.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

July 23, 2009